                                                                     EXHIBIT 2.1










                               SERVICES AGREEMENT

                                      AMONG

                              SEA CONTAINERS LTD.,

                          SEA CONTAINERS SERVICES LTD.

                                       AND

                           ORIENT-EXPRESS HOTELS LTD.


                                 _________, 2000

                               SERVICES AGREEMENT

     THIS AGREEMENT is made as of _______, 2000 (the "Agreement") among SEA CONTAINERS LTD., a Bermuda company ("SCL"), SEA CONTAINERS SERVICES LTD., a company organized in the United Kingdom ("SC Services") and ORIENT-EXPRESS HOTELS LTD., a Bermuda company ("OEHL"). Each of the foregoing are sometimes referred to herein as a "Party" and collectively as the "Parties".

     WHEREAS, OEHL wishes to have SC Services and SCL provide certain administrative and other services to OEHL upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, SC Services, SCL and OEHL hereby agree as follows:

SECTION 1.  DEFINITIONS.

     1.1 In addition to the terms defined elsewhere herein, unless the context otherwise requires, the following capitalized terms shall have the following meanings:


     "Affiliate"                  with respect to any Person, any Person
                                  directly or indirectly controlling, controlled
                                  by or under common control with, such Person;

     "Applicable Law"             means all applicable provisions of
                                  constitutions, statutes, rules, regulations,
                                  ordinances and orders of all governmental
                                  authorities and all judgments, orders and
                                  decrees of all courts, tribunals and
                                  arbitrators;

     "Business Day"               any day except Saturday, Sunday or any
                                  other day on which commercial banks in New
                                  York, New York or London, England are
                                  authorized or required by Applicable Law to
                                  close;

     "Employee Compensation"      employee salary, bonus and other
                                  compensation and social costs, including the
                                  cost of all retirement, health and other
                                  welfare and benefit plans maintained on behalf
                                  of such employee;

     "OEHL Group"                 OEHL and the Subsidiaries of OEHL as shall
                                  exist from time to time, to the extent the
                                  same are engaged in the hotel and leisure
                                  business;


     "Person"                     an individual, corporation, sole
                                  proprietorship, partnership (whether general or limited), joint venture, limited liability corporation or partnership, trust, incorporated or unincorporated organization, association, institution, party, entity or governmental instrument, division, agency, body or department thereof;

     "SC Services' Service Cost"  the cost to the SC Services Group of providing the Services, including, without limitation,
                                  (i) the allocable portion of Employee
                                  Compensation incurred by the SC Services
                                  Group, (ii) payments to subcontractors made by the SC Services Group, and (iii) the allocable portion of the direct and indirect costs, rent and overhead of the SC Services Group, calculated on a basis consistent with past practices;

     "SC Services Group"          SC Services and its Affiliates; and

     "Subsidiaries"               With respect to any Person, any other Person
                                  directly or indirectly controlled by the
                                  Parent;

     "the Services"               has the meaning set forth in Section 2.1
                                  hereof


     1.2 Where the context permits, the singular includes the plural and vice versa and one gender includes any gender. Words importing individuals shall be treated as importing corporations and vice versa and words importing the whole shall be treated as including a reference to any part thereof.

     1.3 References in this Agreement to "Sections" and "Schedules" are to sections and schedules herein and hereto unless otherwise indicated. Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including, without limitation, this Agreement) (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time.

     1.4 Section headings are inserted in this Agreement for convenience only and shall not affect the construction thereof in any way.

SECTION 2.  APPOINTMENT.

     2.1 SC Services shall provide to the OEHL Group the services described in Sections 3.1 and 3.2 hereof (collectively, the "Services").

     2.2 SC Services may subcontract with any person or company of appropriate skill, experience and expertise, including any member of the SC Services Group, for any Services to be performed hereunder, but SC Services shall in such event remain primarily responsible to the OEHL Group for the performance of such Services.

     2.3 Notwithstanding the foregoing Section 2.2, SC Services may assign its rights and obligations with respect to Services to be rendered outside the United Kingdom to one or more of its Affiliates, in which event such Affiliate shall be responsible for the performance of such Services, and SC Services shall undertake to cause such Affiliate to perform such Services.

     2.4 SC Services hereby agrees to perform the Services, and direct the members of the SC Services Group who perform the Services, to perform such Services as set forth herein with not less than such degree of care as it has historically provided similar services to the Affiliates of SCL engaged in the hotel and leisure business.

SECTION 3.  SHARED EMPLOYEES; OFFICE SPACE.

     3.1 SC Services shall make available to the OEHL Group its corporate executive offices, internal Legal and Funding departments and its public relations office and publishing office ("Corporate Services"). OEHL shall pay to SC Services an aggregate annual sum of $2,500,000 for such Corporate Services, such amount to be payable in 12 equal monthly installments on the last Business Day of each month, which sum shall be reviewed annually for indexation and adjustment in the discretion of the Boards of Directors of SCL and OEHL.

     3.2 SC Services shall make available to the OEHL Group the services of its Systems and Computer Services Division, Finance, Administration and Property Division, Personnel Department and Insurance Department to provide system and computer services, finance services (including accounting services), office administration services, public company services, human resource services and insurance services (collectively, the "Administration Services"), in consideration of an allocable portion of SC Services' Service Costs of providing such Administration Services. SC Services shall render invoices to OEHL for such Administration Services, together with such support for such allocation as OEHL may reasonably request. The current allocation and method of allocating such costs are described in Schedule 3.2. OEHL shall have the right to audit SC Services' books and records in connection with the allocation. Regardless of the member of the OEHL Group for which Administration Services are provided hereunder, OEHL shall remain ultimately responsible to SC Services for payment for Services rendered pursuant to this Section.

     3.3 SC Services will make available for use by employees of the OEHL Group office space in Sea Containers House, 20 Upper Ground, London SE1 9PF, England, and office space in such other facilities of members of the SC Services Group as shall be reasonably requested by OEHL, and reasonably accommodated by the SC Services Group, for which OEHL will reimburse SC Services (or such member of the SC Services Group) for a proportionate amount of its office lease and overhead.

     3.4 With respect to the payments due under Sections 3.2 and 3.3, SC Services shall submit monthly invoices to OEHL. OEHL shall remit payment to SC Services, or to such member of the SC Services Group as SC Services may direct in writing, of all amounts invoiced by SC Services or any member of the SC Services Group within 30 days of OEHL's receipt of such invoice (each, a "Payment Date").

     3.5 Where and to the extent permissible, and at the OEHL Group's allocable cost, SCL shall permit each employee of the OEHL Group to continue to participate in the U.K. and U.S. pension plans of SCL and its Subsidiaries (the "SCL Pension Plans") at the same rate and benefit level in effect for such Employee immediately prior to the date hereof. With respect to any employees of the OEHL Group hired subsequent to the date hereof, such employees shall be permitted to participate in the SCL Pension Plans at such rate and benefit level as is offered from time to time to new employees of SCL and its Subsidiaries in comparable positions.

     3.6 At the OEHL Group's allocable cost, SCL shall permit each employee of the OEHL Group to participate in the life, accident, casualty and health insurance policies maintained for employees of SCL and its Subsidiaries, providing for coverage and benefit levels for such employees of the OEHL Group as provided for employees of SCL and its Subsidiaries of comparable seniority, salary and position.

     3.7 At the OEHL Group's allocable cost, SCL shall permit each member of the OEHL Group to participate in the global liability and property insurance policies maintained by SCL for itself and its subsidiaries.

     3.8 On a monthly basis, SC Services, on SCL's behalf, will charge to OEHL the allocable cost of the services provided to the OEHL Group and its employees pursuant to Sections 3.5, 3.6 and 3.7 above, which amount shall be paid by OEHL within 30 days of OEHL's receipt of such invoice, provided however that, to the extent reasonably requested by OEHL, SC Services shall provide OEHL with reasonable support for amounts allocated to the OEHL Group.

SECTION 4.  INDEMNITY.

     4.1 OEHL undertakes at all times hereafter to keep SC Services, SCL and the members of the SC Services Group, and their directors, officers and employees indemnified against all actions, proceedings, claims, demands or liabilities whatsoever which may be brought, commenced or prosecuted against or incurred by any such Party and also against all costs, damages and expenses which any such Party may pay or incur in defending or settling the same or otherwise in consequence of such Party's acting within the terms of this Agreement and in respect of any matters or things in relation to the services provided hereunder which such Party has carried out under proper authority, and without gross negligence on the part of such Party or breach of this Agreement by such Party.

     4.2 SC Services agrees to indemnify and keep indemnified the OEHL Group from and against any loss, cost (including cost of enforcement), liability, claim or damage which the OEHL Group incurs or suffers as any consequence of any breach by SC Services or SCL of this Agreement or any gross negligence or wilful misconduct on the part of SC Services, SCL (or any Affiliate of SC Services or SCL) in the performance of any of the obligations under this Agreement.

SECTION 5.  TERM AND TERMINATION OF THIS AGREEMENT.

     5.1 This Agreement shall commence on the date hereof and shall continue in force and effect from that date and thereafter until the first anniversary of the date hereof, and shall be automatically renewed for additional one year periods unless earlier terminated pursuant to the provisions of this Section.

     5.2 This Agreement may be terminated:

          (a) by any Party hereto upon one year's prior written notice delivered to the other Parties hereto; or

          (b) by the non-defaulting Party (a "Non-Defaulting Party") upon a default or breach by the other Parties, which default or breach shall remain uncured for a period of 30 days following delivery of written notice of such default or breach, provided that if such default can be cured by such Party within a reasonable time and such Party is diligently pursuing such cure, the Non-Defaulting Party shall not exercise its rights as set forth in this Section 5.2 so long as the Non-Defaulting Party is not materially disadvantaged during such cure period and provided that in no event shall the period be extended more than 180 days after the written notice described above is received by the other Party and, PROVIDED, FURTHER, that the Services to be performed hereunder may, at the election of the Non-Defaulting Party, continue to be provided by SC Services for a period of not more than 365 days, on the same terms and at the same rates as are in effect at the time of expiration of such cure period; or

          (c) at any time, upon the written consent of all Parties.

     5.3 The termination of this Agreement shall not affect any rights or obligations of the Parties which have accrued or arisen prior to the effective time of such termination.

SECTION 6.  NO WAIVER.

     6.1 No failure to exercise and no delay in exercising on the part of any Party any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof.

     6.2 In the event that any Party shall expressly waive any breach, default or omission hereunder, no such waiver shall apply to, or operate as, a waiver of similar breaches, defaults or omissions or be deemed a waiver of any other breach, default or omission hereunder.

     6.3 The rights and remedies of each of the Parties in connection herewith are cumulative and are not exclusive of any rights or remedies provided by law or equity.

SECTION 7.  NOTICES.

     7.1 Any notice, consent, invoice, approval or payment required or permitted to be given or sent hereunder must be in writing and delivered personally or by mail (registered or certified, return receipt requested), Federal Express or equivalent courier service, or given by facsimile or telecopy. All notices sent in accordance with this Section shall be effective only if and when received by the Party to be notified. For purposes of notice, the address of the Parties shall be as set forth below or as may be designated in writing from time to time:

                  (a)      If to SCL or SC Services, to:

                           Sea Containers Services Ltd.
                           20 Upper Ground
                           London SE1 9PF
                           England
                           Attention: Mr. Daniel J. O'Sullivan and
                                      Edwin S. Hetherington, Esq.
                           Telecopier: 0207-805-5900

                  (b)      If to OEHL, to:

                           Orient-Express Hotels Ltd.
                           c/o Orient-Express Services Ltd.
                           20 Upper Ground
                           London SE1 9PF
                           England
                           Attention: Mr. Simon M.C. Sherwood and
                                      Edwin S. Hetherington, Esq.
                           Telecopier: 0207-805-5908

SECTION 8.        MISCELLANEOUS.

     8.1 Each of the Parties shall do, execute and take all necessary and reasonable actions, and perform all such documents, acts and things as may be reasonably within its power to give effect to the provisions of this Agreement and to procure that such provisions are observed and performed.

     8.2 This Agreement may be amended, modified or supplemented only by a written instrument executed by an authorized signatory of each of the Parties hereto. Any modification or variation of this Agreement other than in accordance with this Section shall be null and void.

     8.3 This Agreement may not be assigned in whole or in part by any Party hereto without the prior written consent of the other Parties. Any attempted or purported assignment by any Party other than in accordance with this Section shall be null and void.

     8.4 This Agreement may be executed in any number of counterparts, and by any Party on separate counterparts, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any Party hereto to produce or account for more than one such counterpart executed and delivered by such Party.

     8.5 The respective restrictions on the Parties herein contained are considered reasonable by the Parties but, if any such restriction shall be found void but would be valid if some part thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

     8.6 In the event of any clause contained in this Agreement or any part thereof being declared invalid or unenforceable, all other clauses or parts thereof contained in this Agreement shall remain in full force and effect and shall not be affected thereby.

     8.7 This Agreement, including the Schedules and Exhibits referred to herein, embodies the entire agreement and understanding of the Parties in respect of the subject matter contemplated hereby, supersedes all prior agreements and understandings among the Parties with respect thereto and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than contained herein.

SECTION 9.  PROPER LAW AND JURISDICTION.

     9.1 This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Island of Bermuda.

     9.2 If any Party shall have the right to seek recourse to a court with respect to any dispute arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, then any action or proceeding in respect of any such dispute shall be brought exclusively in the Courts of the Island of Bermuda.

                            ************************
                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF this Agreement has been executed by duly authorized signatories of each of the Parties hereto as of the day and year first above written.

                                                SEA CONTAINERS LTD.

                                                By: ________________________
                                                Name:
                                                Title:


                                                SEA CONTAINERS  SERVICES LTD.

                                                By: ________________________
                                                Name:
                                                Title:


                                                ORIENT-EXPRESS HOTELS LTD.

                                                By: ________________________
                                                Name:
                                                Title:

                                                                    SCHEDULE 3.2


                              CURRENT ALLOCATION
                                AND METHOD OF
                             ALLOCATION OF COSTS


The current allocation of costs to SCL's Leisure Division is:


                                                              2000                  SCL/OEHL
                                          1999             ALLOCATION            NUMBER OF STAFF
                                       ALLOCATION            BUDGET              ACTUAL   BUDGET                 % ALLOCATION
                                         ($000)              ($000)               1999     2000                  1999    2000
INSURANCE SERVICES                          89                  76                  4         4                   21      16

ACCOUNTING SERVICES                        329                 297                 30        30                   14      13

INFORMATION TECHNOLOGY                     295                 208                 63        66                    2       1

HUMAN RESOURCES                            164                 197                 10         9                   11      15

PROPERTY & ADMINISTRATION                 ----                ----               ----      ----                 ----    ----

SC HOUSE                                  1730                1816                 23        23                   14      15

REGIONAL OFFICES                           466                 424                 14        14                   17      16
                                          ----                ----

TOTAL                                     3073                3018
                                          ----                ----
                                          ----                ----




Allocation Methodology is:

Office space                                -        according to area occupied
Computer                                    -        according to usage
Communications                              -        according to usage
T&E                                         -        according to usage
Personnel                                   -        Either direct if 100%
                                                     occupied on hotel and
                                                     leisure business or part
                                                     according to volumes